Exhibit 10.40
PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 4 TO
TECHNICAL TRANSFER AND SERVICE AGREEMENT

This AMENDMENT NO. 4 (the "Fourth Amendment") to the TECHNICAL TRANSFER AND SERVICE AGREEMENT by and between Pacira Limited, incorporated and registered in England and Wales with company number 06378639 whose registered office is at Wessex House, Marlow Road, Bourne End, Buckinghamshire, SL8 SSP ("Pacira"), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN3SBZ, United Kingdom ("Patheon"), dated as of August 30, 2019, is made by and between Pacira and Patheon. Unless otherwise defined herein, capitalized terms used in this Fourth Amendment shall have the meanings set forth in the TECHNICAL TRANSFER AND SERVICE AGREEMENT by and between Pacira (as novated to Pacira pursuant to the Novation Agreement dated May 1, 20l8 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) and Patheon, dated as of April 4, 2014 (the "Original Agreement"), as amended by Amendment No. 1 dated November 15, 2016 (the "First Amendment"), as amended by Amendment No. 2 dated December 20, 2018 (the "Second Amendment") and Amendment No. 3 dated April 2, 2019 (the Third Amendment"), (collectively the "Technical Transfer Agreement").

RECITALS
A.The Parties wish to amend the Technical Transfer Agreement in the manner set forth in this Fourth Amendment.
B.Section 9.7 of the Technical Transfer Agreement states that the Technical Transfer Agreement may be amended or modified by a writing signed by both Parties.
C.Section 2.3 of the Technical Transfer Agreement states that the Parties may modify and agree upon the definitive engineering approach and related details in writing including as to any consequential fees and costs, duly executed by the Parties.
D.The Parties have also entered into a Manufacturing and Supply Agreement by and between Pacira (as novated to Pacira pursuant to the Novation Agreement dated May 1, 2018 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) and Patheon, dated as of April 4, 2014, as amended by Amendment No. 1 dated 2 April 2019 (the "Manufacturing and Supply Agreement").
E.The milestones set forth in Section 1.d.iii.2 of the Third Amendment were not met. The parties have agreed to the following terms as new milestones for Patheon to meet for Patheon to receive the second amount of $[**].
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT
l.Section 1.d.iii.2 of the Third Amendment shall be deleted in its entirety and replaced with the following:
"2. In the event that Patheon completes, by the dates and in the manner set forth below: (1) the [**] (defined below) (2) [**] as described in Change of Scope [**] entered into by the parties on [**] and (3) installation and commissioning services for the Polaris Project, Patheon shall reissue an invoice and Pacira shall provide payment to Patheon in the second amount of $[**], within [**] days following receipt of invoice:
a.[**], must be completed on or before [**], and [**] for the purposes of this Fourth Amendment shall mean:
i.Completion of all activities detailed in the [**] dated [**] and sig11ed by both parties, attached hereto as EXHIBIT A;
ii.Completion of the manufacturing, filling and visual inspection for [**] in compliance with GMP;
iii.Samples from all [**] will be processed for stability testing in accordance with standard Patheon operating procedures and placed on stability at [**]. The stability testing protocol for all [**] will be mutually agreed between both parties prior to manufacturing; and Patheon shall not unreasonably withhold approval of such stability protocol
iv.Pacira must receive initial Product release tasting results no later than [**] of critical analytical tests ([**], [**], [**], [**], [**]) and such tests will be performed by Patheon in compliance with Product Specifications; and
v.Each of the [**] shall have a Master Batch Record (including [**] and [**]) that has been interim approved by Patheon and Pacira, with open deviations allowable, provided the open deviations have been risk assessed in accordance with the Patheon quality system with the conclusion that there is no impact to the [**].
b.The parties agree that with the exception of the [**] all other [**] items have been completed as described in Change of Scope [**] entered into by the parties on [**], attached hereto as Schedule B.

i.The parties agree that the [**] for all raw materials have been approved and completed, with the exception of the [**].
ii.The transfer of the [**] me/hod as described in Change of Scope [**], must be completed (with [**] fully completed and approved) on or before [**].
c.Patheon must complete the installation and commissioning services for the Polaris Project, as described in the Second Amendment to the Technical Transfer Agreement (and subject to the terms of the Second Amendment), on or before [**].
d.Upon completion of the milestones set forth above, Patheon shall issue a new invoice to Pacira for the second amount of $[**]. Pacira shall pay this amount to Patheon [**] days from receipt of such invoice.
i.In the event that Patheon meets the above milestones and Pacira pays the invoice in the amount of $[**], and after [**] it is found that the manufacture of the [**] was invalidated as a result of Patheon’s breach, act or omission, Patheon shall issue a credit note to Pacira in the amount of $[**] within [**] days from the date of the invalidation.
e.In the event that Patheon fails to complete the above milestones on or before [**], Patheon shall not reissue an invoice to Pacira for the second amount of $[**] (corresponding to part of the Base Fees for Manufacturing Suite B-2 as reduced according to the terms of Exhibit 2.2-A)."
2.Section 1.d.iii.3 of the Third Amendment shall be deleted in its entirety and replaced with the following:
a.by mutual written amendment to reflect any other agreed changes to the applicable activities."
3.Schedule A of the Third Amendment shall be deleted.
4.Value Added Tax. The amounts set out in this Fourth Amendment are exclusive of VAT.
TERMS
5.Effectiveness of Amendments. The amendments to the provision of the Technical Transfer Agreement set forth herein shall be effective as of the date first set forth above.

6.Full Force and Effect. Except as otherwise amended hereby, the terms and provisions of the Technical Transfer Agreement shall remain in full force and effect and any conflict between the terms of the Technical Transfer Agreement and this Fourth Amendment shall be construed in favor of this Fourth Amendment.
7.Counterparts. This Fourth Amendment may be executed in several counterparts and all so executed shall constitute one and the same instrument, binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. Facsimile or PDF transmission of unexecuted counterpart of this Fourth Amendment shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Fourth Amendment.
8.Governing Law. This Fourth Amendment shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to Technology Transfer and Service Agreement as of the date first written above.

PATHEON UK LIMITED		PACIRA LIMITED

By:	/s/ LUCA ANDRETTA	By:	/s/ STEPHEN MCCAIRNS

Name:	Luca Andretta	Name:	Stephen McCairns

Title:	Director	Title:	Executive Director, Pacira Limited